Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333‑234567, 333‑255723, 333‑265773, 333‑267187, 333‑272993, and 333‑279190) and Form S‑8 (Nos. 333‑188764, 333‑208752, 333‑220953, 333‑233728, 333‑258445, 333‑265774, 333‑272995, and 333‑280444)  of Streamline Health Solutions, Inc. (the "Company") of our report dated May 2, 2025, with respect to the consolidated financial statements of the Company included in this Annual Report on Form 10‑K for the year ended January 31, 2025. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described Note 2 to the consolidated financial statements.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

May 2, 2025